Exhibit 99.1

News Release

For Immediate Release

Sallie Mae Names Kerri Palmer Chief Operational Officer,

and President of Sallie Mae Bank

Palmer’s Previous Service as the Company’s Chief Risk Officer is Expected to

Further Strengthen Credit Operations

NEWARK, Del., Jan. 10, 2023 — Sallie Mae® (Nasdaq: SLM), formally SLM Corporation, has named Kerri Palmer Chief Operational Officer, and President of Sallie Mae Bank. Palmer is a member of the company’s leadership team, most recently serving as Chief Risk Officer. She succeeds Dan Kennedy, who has served as Chief Operational Officer since August 2020 and Bank President since January 2021.

As Chief Operational Officer, and President of Sallie Mae Bank, Palmer will be accountable for credit performance with direct responsibility for the company’s underwriting, credit administration, and collections functions. She will also be responsible for operational efficiency and effectiveness, overseeing customer service, technology, retail deposits, and other key functions. As Bank President, she will be accountable for maintaining strong relationships with regulators.

Palmer joined Sallie Mae in 2021 and led efforts to further enhance the company’s risk and compliance function. She previously served as senior vice president of risk management at Capital One. An industry veteran, she brings more than 20 years of experience in risk assessment and management, regulatory compliance, process improvement, operations leadership, and change management to her new role.

“During her tenure with Sallie Mae, Kerri has proven herself as an excellent risk management and operational leader who can drive meaningful performance improvement with a focus on strategy, talent, and process,” said Jon Witter, CEO, Sallie Mae. “These skills are always important, but even more so during uncertain economic times like the ones we are experiencing today.”

Palmer earned a Bachelor of Arts in mathematics and economics from Wheaton College (MA), and a Master of Science in statistics from Texas A&M University.

For more information visit www.salliemae.com.

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Sallie Mae (Nasdaq: SLM) believes education and life-long learning, in all forms, help people achieve great things. As the leader in private student lending, we provide financing and know-how to support access to college and offer products and resources to help customers make new goals and experiences, beyond college, happen. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.

Contact:

Rick Castellano

302.451.2541

rick.castellano@salliemae.com